Exhibit 99.1

News Release
Weatherford Reports Fourth Quarter Income from Continuing Operations of
$0.53 Per Diluted Share, Before Non-Recurring Items
Eight Percent Increase Over Prior Year
HOUSTON, January 26, 2009 — Weatherford International Ltd. (NYSE: WFT) today reported fourth quarter 2008 income from continuing operations of $364 million, or $0.53 per diluted share, excluding an after tax loss of $0.03 for investigation and exit costs incurred in connection with the company’s withdrawal from sanctioned countries. Fourth quarter diluted earnings per share from continuing operations reflect an improvement of eight percent over the fourth quarter of 2007 diluted earnings per share from continuing operations of $0.49, before non-recurring items.
Fourth quarter revenues were $2,635 million, or 20 percent higher than the same period last year, against a backdrop of an 8 percent increase in rig count activity. This is the highest level of quarterly revenue in the company’s history.
Sequentially, the company’s fourth quarter diluted earnings per share from continuing operations, before non-recurring items, were $0.02 lower than the third quarter 2008 diluted earnings per share from continuing operations of $0.55, before non-recurring items. Fourth quarter results of operations include a loss of $0.04 cents per diluted share for declines in the value of foreign-denominated assets due to movements in exchange rates and $0.03 cents per diluted share for asset write offs and facility moving costs. In addition, pullbacks in North America and Russia, as well as the unfavorable impact of a stronger U.S. dollar, generated headwinds to revenue and operating income growth.
For the year ended December 31, 2008, revenues were $9.6 billion, 23% higher than 2007, and income from continuing operations before non-recurring items was $1,399 million, or $2.00 per diluted share, an increase of 20% from 2007. In 2007, the company reported revenues for the year of $7.8 billion and income from continuing operations before non-recurring items of $1,164 million, or $1.67 per diluted share.
North America
Revenues for the quarter were $1,178 million, which is a 12 percent increase over the same quarter in the prior year, as compared to a seven percent rig count increase. Sequentially, revenues were flat as an increase in the United States was offset by a decrease in Canada due to the weakening of the Canadian dollar. Our stimulation & chemicals and directional & underbalanced service lines were our best performers on a sequential basis. All product lines grew compared to 2007 full-year results, other than pipeline and drilling tools.
Operating income of $296 million was 16 percent higher than the same quarter in the prior year and five percent lower sequentially.
Middle East/North Africa/Asia
Fourth quarter revenues of $676 million were 26 percent higher than the fourth quarter of 2007 and six percent higher than the prior quarter. Algeria, Saudi Arabia, Oman and India were standout performers. By product line, directional & underbalanced, integrated drilling and well construction all experienced significant increases.
The current quarter’s operating income of $163 million improved 24 percent as compared to the same quarter in the prior year and increased 11 percent as compared to the prior quarter.
Europe/West Africa/CIS
Fourth quarter revenues of $393 million were 14 percent higher than the fourth quarter of 2007 and four percent lower than the prior quarter. Revenue declines in Russia, combined with the weakening of local currencies against the U.S. dollar, more than offset improvements in Central Europe and West Africa. Our directional & underbalanced and stimulation & chemicals service lines experienced the most growth on a sequential and year over year basis.
The current quarter’s operating income of $88 million declined three percent as compared to the same quarter in the prior year and 14 percent sequentially, in part due to charges related to facility moves and severance at an entity in which the company owns a minority interest.
Latin America
Fourth quarter revenues of $388 million were 52 percent higher than the fourth quarter of 2007 and 23 percent higher than the prior quarter. Mexico, Brazil, Venezuela and Colombia posted strong results. Revenue grew sequentially across all product lines, with artificial lift, directional & underbalanced and integrated drilling standing out as the top performers.

The current quarter’s operating income of $89 million improved 40 percent as compared to the same quarter in the prior year and was 28 percent higher when compared to the third quarter of 2008.
Reclassifications and Non-GAAP
Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.
Conference Call
The company will host a conference call with financial analysts to discuss the 2008 fourth quarter results on January 26, 2009 at 9:30 a.m. (CST). The company invites investors to listen to a play back of the conference call at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 49,600 people worldwide.
# # #
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the outcome of pending government investigations, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.

Contact:	Andrew P. Becnel	(713) 693-4136
Chief Financial Officer

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(Unaudited)
(In 000’s, Except Per Share Amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Net Revenues:
North America	$1,177,936	$1,053,631	$4,460,147	$3,937,456
Middle East/North Africa/Asia	675,513	537,747	2,391,520	1,823,769
Europe/West Africa/CIS	393,005	344,335	1,539,190	1,188,519
Latin America	388,172	256,128	1,209,707	882,318

	2,634,626	2,191,841	9,600,564	7,832,062

Operating Income (Expense):
North America	296,407	256,427	1,125,199	1,013,088
Middle East/North Africa/Asia	163,238	131,953	561,012	416,263
Europe/West Africa/CIS	88,158	90,935	382,772	293,846
Latin America	88,720	63,427	277,094	203,211
Research and Development	(53,564)	(44,904)	(192,659)	(169,317)
Corporate Expenses	(35,355)	(26,403)	(135,012)	(101,968)
Exit and Restructuring	(16,253)	(9,843)	(39,857)	(30,787)

	531,351	461,592	1,978,549	1,624,336

Other Income (Expense):
Interest Expense, Net	(67,956)	(52,023)	(243,679)	(171,281)
Other, Net	(31,930)	(1,545)	(44,956)	(8,569)

Income from Continuing Operations Before Income Taxes and Minority Interest	431,465	408,024	1,689,914	1,444,486

Provision for Income Taxes:
Provision for Operations	(74,321)	(67,434)	(296,117)	(291,252)
Tax Charges and Benefit From Exit and Restructuring	—	1,752	7,306	(41,508)

	(74,321)	(65,682)	(288,811)	(332,760)

Income from Continuing Operations Before Minority Interest	357,144	342,342	1,401,103	1,111,726
Minority Interest, Net of Taxes	(9,026)	(5,590)	(34,272)	(19,751)

Income from Continuing Operations	$348,118	$336,752	$1,366,831	$1,091,975
Loss from Discontinued Operation, Net of Taxes	—	(5,741)	(12,928)	(21,369)

Net Income	$348,118	$331,011	$1,353,903	$1,070,606

Basic Earnings Per Share:
Income from Continuing Operations	$0.51	$0.50	$2.00	$1.61
Loss from Discontinued Operation	—	(0.01)	(0.02)	(0.03)

Net Income	$0.51	$0.49	$1.98	$1.58

Diluted Earnings Per Share:
Income from Continuing Operations	$0.50	$0.48	$1.96	$1.57
Loss from Discontinued Operation	—	(0.01)	(0.02)	(0.03)

Net Income	$0.50	$0.47	$1.94	$1.54

Weighted Average Shares Outstanding:
Basic	686,222	677,094	682,704	677,032
Diluted	692,414	697,318	698,178	695,516

Weatherford International Ltd.
Selected Income Statement Information
(Unaudited)
(In 000’s)

	Three Months
	Ended
	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007
Net Revenues:
North America	$1,177,936	$1,179,605	$1,012,244	$1,090,362	$1,053,631
Middle East/North Africa/Asia	675,513	637,872	556,251	521,884	537,747
Europe/West Africa/CIS	393,005	408,993	389,563	347,629	344,335
Latin America	388,172	314,326	271,192	236,017	256,128

	$2,634,626	$2,540,796	$2,229,250	$2,195,892	$2,191,841

Operating Income (Expense):
North America	$296,407	$312,887	$224,252	$291,653	$256,427
Middle East/North Africa/Asia	163,238	146,450	130,650	120,674	131,953
Europe/West Africa/CIS	88,158	102,385	99,016	93,213	90,935
Latin America	88,720	69,521	58,355	60,498	63,427
Research and Development	(53,564)	(52,026)	(44,430)	(42,639)	(44,904)
Corporate Expenses	(35,355)	(30,750)	(35,275)	(33,632)	(26,403)
Exit and Restructuring	(16,253)	(13,727)	64,356	(74,233)	(9,843)

	$531,351	$534,740	$496,924	$415,534	$461,592

Supplemental Information
(Unaudited)
(In 000’s)

	Three Months
	Ended
	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007
Depreciation and Amortization:
North America	$80,555	$79,619	$75,093	$74,787	$74,452
Middle East/North Africa/Asia	55,587	49,138	45,982	45,736	44,220
Europe/West Africa/CIS	33,825	31,911	27,600	26,621	24,671
Latin America	30,331	23,561	20,368	19,682	21,352
Research and Development	1,931	1,902	1,867	1,694	1,671
Corporate	1,449	1,000	800	768	825

	$203,678	$187,131	$171,710	$169,288	$167,191

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2008, September 30, 2008 and December 31, 2007 and for the years ended December 31, 2008 and 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2008		2008		2007		2008		2007
Operating Income:
GAAP Operating Income	$531,351		$534,740		$461,592		$1,978,549		$1,624,336
Exit and Restructuring	16,253	(a)	13,727	(a)	9,843	(b)	39,857	(c)	30,787	(d)

Non-GAAP Operating Income	$547,604		$548,467		$471,435		$2,018,406		$1,655,123

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(74,321)		$(82,990)		$(65,682)		$(288,811)		$(332,760)
Tax impact of Exit and Restructuring	—		—		(1,752	)(b)	(7,306	)(c)	(8,492	)(d)
Other Charges	—		—		—		—		50,000

Non-GAAP Provision for Income Taxes	$(74,321)		$(82,990)		$(67,434)		$(296,117)		$(291,252)

Income from Continuing Operations:
GAAP Income from Continuing Operations	$348,118		$370,600		$336,752		$1,366,831		$1,091,975
Total Exit and Restructuring and Other Charges, net of tax	16,253	(a)	13,727	(a)	8,091	(b)	32,551	(c)	72,295	(d)

Non-GAAP Income from Continuing Operations	$364,371		$384,327		$344,843		$1,399,382		$1,164,270

Diluted Earnings Per Share From Continuing Operations:
GAAP Diluted Earnings per Share From Continuing Operations	$0.50		$0.53		$0.48		$1.96		$1.57
Total Exit and Restructuring and Other Charges, net of tax	0.03	(a)	0.02	(a)	0.01	(b)	0.04	(c)	0.10	(d)

Non-GAAP Diluted Earnings per Share From Continuing Operations	$0.53		$0.55		$0.49		$2.00		$1.67

Note (a):	This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government and costs related to the Company’s withdrawal from sanctioned countries.

Note (b):	This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government.

Note (c):	This amount represents a gain on the restructuring of a Qatar operation into a JV, partially offset by investigation and exit costs incurred in connection with the Company’s withdrawal from sanctioned countries.

Note (d):	This amount represents severance charges incurred in connection with the Company’s restructuring activities and investigation costs incurred in connection with on-going investigations by the U.S. government. In addition, the Company incurred a tax charge of $50 million for withholding taxes required to be paid on a distribution made by the Company to one of its foreign subsidiaries.